PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JUNE 14, 1999                     REGISTRATION NO. 333-75865

                              SOLECTRON CORPORATION

                                 $1,656,000,000
         LIQUID YIELD OPTION(TM) NOTES (ZERO COUPON -- SENIOR) DUE 2019
                                       AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE LYONS

     This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Liquid Yield Option(TM) Notes (Zero Coupon -- Senior) due 2019 (the "LYONs") of Solectron Corporation (the "Company") and the shares of Common Stock, par value of $.001 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

     This Prospectus Supplement should be read in conjunction with the Prospectus dated June 14, 1999, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table below sets forth information as of the date hereof about the principal amount at maturity of the LYONs and the underlying common stock beneficially owned by each Selling Securityholder of the LYONs that may be offered using this prospectus. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

                    Principal Amount
                  at Maturity of LYONs      Percentage      Number of Shares      Percentage of
                   Beneficially Owned        of LYONs       of Common Stock        Common Stock
     Name           That May Be Sold        Outstanding    That May Be Sold(1)    Outstanding(2)
     ----         --------------------     -------------   -------------------    --------------
UBS Warburg LLC        $6,275,000                *                46,887                 *

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* Less than 1%

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     7.472 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs -- Conversion Right." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 651,187,904 shares of common stock outstanding as of January 31, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

                             ----------------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
         OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is January 31, 2001.

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(TM)Trademark of Merrill Lynch & Co.